UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2004

GREAT LAKES BANCORP, INC.
 (Exact name of registrant as specified in its charter)

New York	000-50267	13-4237490
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2421 Main Street, Buffalo, New York		14214
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code (716) 961-1900

                                    Not Applicable
(Former name or former address, if changed since last report)

Item 12	Results of Operations and Financial Condition

                On May 14, 2004, Great Lakes Bancorp, Inc. issued a report to shareholders, announcing financial results for the quarter ended March 31, 2004. The report is annexed as Exhibit 99.1 to this Current Report on Form 8-K.

                The information contained in this Form 8-K and the Exhibit annexed hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth in such filing.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Great Lakes Bancorp, Inc.

Date: May 14, 2004	By:	/s/	Kim S. Destro
	Name:		Kim S. Destro
	Title:		Vice President & Chief Financial Officer

Main Street Banking Campus to Expand.

In 1999, when the Bank purchased the former Pierce-Arrow showroom and adjacent manufacturing facility, we envisioned the development of an on-site banking campus as the Bank grew. The 18,000 square foot former showroom was renovated in 2002 and occupied in November of that year. It has served as our main banking office and the headquarters of the Bank. The 54,000 square foot building in the rear of the main office was built in the early 1920's by Pierce-Arrow. The company used it to detail automobiles manufactured at its Elmwood Avenue factory prior to delivery. Due to the rapid growth of the Bank and the resultant expansion of our central operations, lending, loan servicing, information technology and human resource functions, we are now out of space. Renovation of the rear building commenced in March 2004, and a late fall completion is anticipated. This $3.1 million project will meet our space requirement for the foreseeable future. The renovation of the former factory will complete the development of our Main Street Banking Campus, and will be a catalyst for the further development of the Parkside/Central Park neighborhood.

Customer Survey

A survey of existing customers was recently completed, seeking their evaluation of our performance and their guidance and advice as we look to the future. Over 97% of our customers gave us high marks for customer service, but told us they wanted more branches, extended business hours (including Sundays), better access to ATMs, free Internet bill payment and free checks to access their home equity lines of credit. We didn't just listen. We responded to our customer suggestions with the following:

  Extended hours on Thursday, Friday and Saturday
  Expanded ATM network with unlimited free usage at all GBSB ATM locations, plus five (5) times a month at over 300 Key Bank locations in New York State, where you see the
  Free online banking and bill-payment services offered at gbsb.com
  Free home equity line of credit checks
  Additional locations underway in Cheektowaga and East Amherst

GBSB Receives $96,396 NYS Training Grant.

The Bank was recently notified that it had received an award of $96,396 under the The Building Skills in New York State Grant Program from the New York State Department of Labor. The grant will provide computer and banking systems training for our staff. The maximum grant awarded is $100,000. We are gratified that the NYS Department of Labor has recognized the tremendous impact the Bank has had in our community, by creating over 120 jobs in the past four years, and our need for ongoing training to upgrade the skills of our staff and maintain our competitive edge.

This press release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements concerning future revenues and earnings. There are risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements. Information on factors that could affect the Company's business and results is discussed in the Company's periodic reports filed with the Securities and Exchange Commission.

2421 Main Street | Buffalo | New York 14214

Member FDIC                                                                                                        © 2004 Greater Buffalo Savings Bank

VOL 5 ISSUE 1

>T H E

Shareholder

1 s t Q u a r t e r  2 0 0 4 R e p o r t | G r e a t L a k e s B a n c o r p , I n c .

Bank Earns $659,000 in 1st Quarter.

Earnings for the first quarter grew by more than 388% from the first quarter of 2003. Earnings of $659 thousand ($.30 per share) were recorded for the first quarter, compared to $135 thousand ($.06 a share) for the first quarter of 2003. Earnings were driven by a $28.3 million increase in assets that resulted from continued deposit growth and the successful completion of our rights offering. The Bank's net interest margin continues to improve, as we added an additional $22.8 million to our loan portfolio and our cost of funds continued to decline as higher rate certificates of deposit were renewed at lower rates. Management continues to build the Bank's infrastructure and to expand our staff to meet the needs of our growing customer base. Even with the rapid expansion of the Bank, our net interest expenses are substantially less than similarly sized peer banks. Management continues to closely monitor expenses and constantly improve our efficiency.

$16 Million of Additional Capital Provided by Rights Offering.

Our rights offering to existing shareholders was completed in April, and was a tremendous success. 326 shareholders purchased in excess of 1.8 million additional shares, providing over $16.3 million of additional capital. This capital will allow the Bank to continue to rapidly expand its branch network and customer base. The Board of Directors and management purchased almost 48% of the total shares subscribed in the offering. Our registrar is currently registering and issuing share certificates, which subscribers should receive shortly.

1st Quarter
Highlights:

  $16.3 Million of Additional Capital
  Assets Increased by $28.3 Million
  Deposits Increased by $16.9 Million
  Loans Increased by $22.8 Million
  1st Q Profit of $659 Thousand vs. $135 Thousand in 1st Q of 2003
  1st Q Profits Increased by 388% over 1st Q of 2003

Annual Meeting Set For
June 15th @ 5:30 p.m.
 Headquarters Office
2421 Main Street

Town of Tonawanda

 Office to Open in May.

Our seventh full-service office, located at 3438 Delaware Avenue in the Town of Tonawanda, will open in May. A grand opening celebration is planned for early June. This is our second newly constructed office; both utilize a prototype design that incorporates the unique architectural flourishes of our historic Pierce-Arrow headquarters. The first was our Snyder branch, which opened in June. The building is almost 4,000 square feet, with two drive-up teller lanes and a drive-through ATM. George Gardner, a lifelong resident of Tonawanda and a well-known and highly regarded local banker, will be in charge of the new office. He has recruited an excellent staff that will continue our commitment of delivering superior customer service.

Federal Home Bank of New York Awards GBSB

Housing Grants

Totaling $1.6 Million.

In January, the Bank was notified that two applications it sponsored for affordable housing grants from the Federal Home Loan Bank (FHLB) of New York Affordable Housing Program had been approved. The FHLB has awarded Ellicott Homes West a $672,000 grant. Ellicott Homes West is the second phase of an affordable housing development located on the East side of Buffalo. The Bank sponsored the grant application on behalf of the Community Action Organization of Erie County. The FHLB also awarded a grant for $900,000 to the Rivercrest Senior Housing Project, which is an affordable senior housing facility currently being developed in Wheatfield. The Bank sponsored the grant application on behalf of National Church Residences. These were the first two applications the Bank has submitted to the FHLB Affordable Housing Program, and their approval represents a substantial commitment by the FHLB of New York to affordable housing in Western New York.

TOTALBanking
A C C O U N T

In May, the Bank will launch a new product called TOTALBankingA C C O U N T . This is an interest-bearing checking account that eliminates the need for customers to maintain separate checking and savings accounts. TotalBanking™ will provide customers with all the features of our standard free checking product, while paying them the highest interest rate we offer.

Construction Starts on New Kenmore Office.

Construction has started on our new Kenmore office, located on the corner of Kenmore and Starin Avenues in the City of Buffalo. This building will replace our current Kenmore branch, located at 410 Kenmore Avenue, which we have outgrown. We will build our third prototype office on a site that used to house a gas station. The site has been cleared, and a late fall opening is anticipated. This high-traffic location will enhance our presence in this well-established neighborhood and provide our customers with better accessibility, more parking and greatly expanded banking facilities.

> To Our Fellow Shareholders

First of all, we want to thank the 326 shareholders who invested an additional $16.3 million in our recently completed rights offering. We greatly appreciate your continued support, and we share your confidence in the future of our Bank. The Board of Directors and management purchased almost 48% of the shares, which were subscribed. The Bank now has sufficient capital to continue the development of our branch network and the aggressive growth of our customer base.

Our growth slowed but continued in the first quarter of 2004, as we focused our efforts on completing our very successful rights offering and the continued development of the infrastructure and staffing required to sustain and support future growth. We have already outgrown our main office, and have recently begun the renovation of the 54,000 square foot building located directly behind our existing office. This was the first building to be constructed by the Pierce-Arrow Motor Car Company on the site. It is being totally renovated, and will provide much needed space to expand our lending, loan servicing and operations functions when it is completed in November.

During the first quarter, assets increased by $28.3 million (7.3%), loans increased by $22.8 million (10.1%) and deposits increased by $16.9 million (4.7%). Net income for the quarter was $659 thousand ($.30 per share), compared to net income of $135 thousand ($.06 per share) for the same period in 2003. Earnings increased by more than 388% over the first quarter of 2003 and showed continual improvement each month.

We are making great progress with the development of our branch network. Our seventh full-service office will open in May in the Town of Tonawanda. Construction has also started on a new building for our Kenmore branch, a short distance west of our existing location on Kenmore Avenue. The present facility has proven to be too small to efficiently handle the customer traffic generated there. The development of branch sites in East Amherst and Cheektowaga is currently in progress, and openings at these two locations are anticipated during the first half of 2005.

Due to the rights offering, our annual meeting this year will not be held until June 15th. The shares subscribed to in the rights offering are just now being issued and registered. The annual meeting will be held at our main office at 2421 Main Street at 5:30 p.m., and we hope that you will be able to attend.

One of our main goals this year is to build our assets to over $500 million. We are well on the way to attaining this goal, while at the same time realizing constant month-to-month profit improvement. Our management team, all of our employees and the Board of Directors are working diligently to enhance shareholder value and we appreciate your continued support.

Board of Directors

Andrew W. Dorn, Jr.
William A. Evans, Esq.
Carrie B. Frank
Fred J. Hanania
Luiz F. Kahl
Gerard T. Mazurkiewicz, CPA
Acea M. Mosey-Pawlowski, Esq.
Dennis M. Penman
Louis Sidoni
James A. Smith, M.D.
Barry M. Snyder
Louis J. Thomas
David L. Ulrich
Frederick A. Wolf, Esq.

Offices

Main & Jewett Parkway
Corporate Headquarters
2421 Main Street
Buffalo, NY 14214 961-1900

Downtown
47 Court St
Buffalo, NY 14202 842-0827

Kenmore
410 Kenmore Avenue
Buffalo, NY 14223 862-8080

North Tonawanda
107 Main Street
North Tonawanda, NY 14120 614-3600

West Seneca
320 Orchard Park Rd
West Seneca, NY 14224 824-6200

Snyder
4950 Main Street
Amherst, NY 14226 250-4950

Town of Tonawanda
3438 Delaware Avenue
Kenmore, NY 14127
Opening May 2004

Bank by Phone 961-2265
Online Banking @ gbsb.com

> Financial Statements
STATEMENT OF FINANCIAL CONDITION (in thousands)
ASSETS	March 31, 2004	March 31, 2003
	(unaudited)	(unaudited)
Cash and cash equivalents	$8,385	$8,769
Securities available for sale, at fair value	142,838	75,082
Securities held to maturity, at amortized cost	3,011	–
Federal Home Loan Bank stock, at cost	1,581	683
Loans, net	248,796	166,567
Premises and equipment, net	8,170	5,529
Other assets	1,657	2,237
TOTAL ASSETS	$414,438	$258,867

LIABILITIES & SHAREHOLDERS' EQUITY

Deposits	377,500	240,097
Short-term borrowing	486	14
Long-term debt	5,000	–
Other liabilities	1,417	962
TOTAL LIABILITIES	384,403	241,073
Common stock	3	9,808
Class B Common stock	1	579
Additional paid-in-capital	34,889	8,238
Accumulated deficit	498	-1,353
Accumulated other comprehensive gain, net	108	522
	35,499	17,794
Less: Subscriptions receivable	-5,464	-
TOTAL SHAREHOLDERS' EQUITY	30,035	17,794
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$414,438	$258,867
STATEMENT OF OPERATIONS (in thousands except for share data)
	3 MONTHS ENDED	3 MONTHS ENDED
INCOME	MARCH 31, 2004	MARCH 31, 2003
	(unaudited)	(unaudited)
Interest income	$4,628	$2,879
Interest expense	1,832	1,374
Net interest income	2,796	1,505
Provision for loan losses	-69	73
NET INTEREST INCOME after provision for loan losses	2,865	1,432
Non-interest income	371	129
NET INTEREST INCOME after provision and non-interest income	3,236	1,561
NON-INTEREST EXPENSE
Salaries and employee benefits	1,064	600
Occupancy expense	290	229
Other operating expense	828	511
TOTAL NON-INTEREST EXPENSE	2,182	1,340
Net income before income taxes	1,054	221
Income tax provision	395	86
NET INCOME	$659	$135
Common shares outstanding, weighted average	2,091,874	1,961,620
Class B Common shares outstanding, weighted average	115,750	115,750
NET INCOME PER SHARE	$0.30	$0.06